CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Energy Infrastructure Acquisition Corp.

We hereby consent to the use in this Amendment No. 5 to the Registration Statement on Form S-1 of our report dated June 1, 2006 (except for the fifth paragraph of note 7 as to which the date is June 6, 2006 and the second paragraph of note 2 as to which the date is July 11, 2006), on the financial statements of Energy Infrastructure Acquisition Corp. (a corporation in the development stage) as of December 31, 2005 and March 31, 2006 and for the period from August 11, 2005 (inception) to December 31, 2005, for the three months ended March 31, 2006 and for the period from August 11, 2005 (inception) to March 31, 2006 which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 13, 2006